Exhibit 99.1 NEWS RELEASE

August 2, 2019
Noble Midstream Partners Reports Second Quarter 2019 Results
Houston, Texas -Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported second quarter 2019 financial and operational results. The Partnership’s consolidated results include noncontrolling interests which represent equity ownership interests that are not attributable to the Partnership; however, certain results are shown as “attributable to the Partnership,” which exclude the aforementioned noncontrolling interests. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.

Second Quarter Highlights Include:

•	Net Income of $53 million, or $36 million attributable to the Partnership

•	Adjusted EBITDA¹ of $81 million, a 25% increase over the second quarter of 2018

•	Adjusted EBITDA¹ attributable to the Partnership of $56 million, a 13% increase over the second quarter of 2018

•	Organic capital expenditures attributable to the Partnership of $29 million, a 59% reduction compared to the second quarter of 2018

•	Declared a 20% annual increase in distribution per unit to $0.6418, with DCF¹ of $41 million and a distribution coverage ratio¹ of 1.4x

•	Record oil and gas gathering and sales volumes of 295 thousand barrels of oil equivalent per day (MBoe/d), up 54% versus the second quarter of 2018

•	Record produced water gathering volumes of 164 thousand barrels of water per day (MBw/d), nearly double the second quarter of 2018

“Capital efficiency momentum continued in the second quarter of 2019, with the Partnership delivering quarterly throughput and EBITDA consistent with guidance on capital that was below expectations. The team has delivered meaningful and sustainable capital savings and we are pleased to be in a position to lower annual capital guidance today. At the same time, DJ and Delaware throughput and EBITDA growth is underway in the third quarter as planned. With the strength in our base business and the construction of the EPIC Crude, EPIC Y-Grade and Delaware Crossing projects progressing according to schedule and budget, we remain confident in the company's strong multi-year cash flow growth profile,” Terry R. Gerhart, Chief Executive Officer of Noble Midstream stated.

1 Adjusted EBITDA, DCF and Distribution Coverage Ratio are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

Second Quarter 2019 Results
Actual results were consistent with or better than guidance across all operational and financial categories in the second quarter of 2019.
Second quarter revenue totaled $158 million, increasing 7% compared to the first quarter of 2019. An increase in revenue from gathering and crude oil sales was somewhat offset by lower fresh water delivery revenue.
The second quarter investment loss of $1.8 million was primarily comprised of a loss from the Delaware Crossing, EPIC Crude and EPIC Y-Grade joint ventures of $4.6 million driven by startup expenses prior to service commencement; this was offset by income of approximately $2.8 million from the Partnership’s minority ownership in White Cliffs Pipeline LLC and from the Partnership’s 50% ownership in the Advantage Pipeline, LLC.
Net income of $53 million was slightly above the high end of guidance during the quarter due to lower interest expense. Adjusted EBITDA¹ was $81 million while Adjusted EBITDA¹ attributable to the Partnership was $56 million in the second quarter, both consistent with guidance. The sequential decline in Adjusted EBITDA¹ attributable to the Partnership was driven by lower Wells Ranch gathering volumes as well as a $4 million credit issued to Noble Energy, Inc. (Noble Energy) related to the Wells Ranch fresh water minimum volume commitment (MVC).
Versus the first quarter of 2019, second quarter cash interest expense attributable to the Partnership increased $1.5 million to $8 million on higher debt levels. Distributions from joint ventures declined from $7 million to $0.3 million as forecasted. Maintenance capital expenditures attributable to the Partnership totaled $5.8 million during the second quarter of 2019. This resulted in lower distributable cash flow¹ attributable to the Partnership of $41 million and a distribution coverage ratio¹ of 1.4x.
Strong Volume Performance Versus Guidance
In the gathering business, oil and gas throughput came in at the high-end of guidance while produced water gathering volumes were consistent with expectations.
Gross oil and gas gathering and sales volumes of 295 MBoe/d were up 3% from the first quarter of 2019 as an increase in the Delaware Basin was offset by planned lower volumes in the DJ Basin. Produced water gathering throughput was up 16% compared to the first quarter of 2019 driven primarily by new well connections in the Delaware Basin.
Fresh water delivery volumes came in above guidance for the quarter as customer completion activity was higher than forecasted. Average fresh water delivered in the second quarter was 179 thousand barrels of water per day (MBw/d), down from 220 MBw/d in the first quarter of 2019. The sequential decline in fresh water volumes reflects water delivery to approximately 2.3 completion crews on dedicated acreage in the DJ Basin during the quarter, compared to approximately 4 in the first quarter of 2019.
Cost Focus Driving Enhanced Capital Efficiencies
Capital expenditures in the second quarter primarily reflected spending for customer well connections in the DJ Basin and Delaware Basin. Second quarter gross capital expenditures of $57 million and capital expenditures attributable to the partnership of $29 million were below guidance due primarily to a consistent cost focus and to a lesser extent, the timing of customer activity. Cost saving initiatives include optimization of infrastructure designs and construction processes as well as an enhanced contracting strategy. In addition, the Partnership had additions to investments totaling $144 million during the second quarter of 2019. This primarily included capital contributions of $113 million related to the EPIC Crude and $26 million for the EPIC Y-Grade joint ventures.

			2Q 2019 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership	Gross	Net
Laramie River *	DJ	100%	$28	$17
Blanco River	Delaware	40%	$17	$7
Trinity River	Delaware	100%	$—	$—
Colorado River	DJ	100%	$3	$3
San Juan River	DJ	25%	$—	$—
Green River	DJ	25%	$9	$2
Total Capital Expenditures			$57	$29
Additions to Investments			$144	$144
Capital Expenditures and Investments			$201	$173

*	Includes capital expenditures for Black Diamond, which is 54.4% owned by Noble Midstream.
Green River DevCo Leading DJ Basin Throughput Growth
Green River results during the second quarter of 2019 reflect record oil, gas and produced water throughput for Noble Energy’s Mustang development in the DJ Basin. The Partnership connected 20 wells during the second quarter of 2019, driving average oil and gas gathering throughput to approximately 49 MBoe/d, up 41% from the prior quarter. Average produced water volumes of 17 MBw/d were up 62% compared to the first quarter of 2019. Fresh water deliveries in Mustang during the second quarter of 2019 totaled 71 MBw/d, down from 120 MBw/d in the first quarter of 2019. Completion activity and water concentration levels both declined quarter-over-quarter.
Laramie River and Colorado River DevCo Throughput Declines as Planned
Laramie River oil and gas gathering and sales volumes during the second quarter of 2019 were down 3% compared to the first quarter of 2019. Second quarter Black Diamond Gathering throughput averaged 86 thousand barrels of oil per day (MBbl/d), representing a 7% decline over the first quarter and a 56% increase since the Black Diamond Gathering acquisition close in January 2018. The sequential decline reflects third-party downtime and lower levels of well connections in the first half of 2019. The Partnership connected a combined 66 wells during the quarter on Black Diamond Gathering's system and the Partnership’s wholly-owned third party gathering system for oil gathering.
Consistent with guidance, Colorado River oil and gas gathering volumes were down 11% in the second quarter of 2019 compared to the first quarter of 2019, totaling 77 MBoe/d. An increase in East Pony volume was offset by a decline in Wells Ranch with fewer well connections and planned maintenance at the central gathering facility. No new wells were connected during the first quarter and a total of 16 wells were brought online during the second quarter; throughput from the second quarter wells brought online continues to ramp in the third quarter.
Inflection Point in Permian Basin Contribution
Oil and gas gathering volumes at Blanco River of 59 MBoe/d for the second quarter of 2019 were up 16% compared to the first quarter of 2019 while produced water gathering volumes were up 18% on a sequential basis. The growth in gathering throughput reflects 26 new well connections during the quarter, including one third-party customer well. Average CGF availability was 98%.

In the Trinity River DevCo, quarterly volumes on the Advantage Pipeline system totaled 66 MBbl/d, compared to 95 MBbl/d during the first quarter. The sequential decline was primarily driven by a key volume commitment shipper temporarily utilizing volume credits earned in 2018; these credits are anticipated to expire by year-end 2019, with the shipper anticipated to resume volume matching at that time.
Maintaining Prudent Liquidity and Balance Sheet While Executing Opportunities
As of June 30, 2019, the Partnership had $439 million of liquidity with $9 million in cash on hand and $430 million available under its unsecured revolving credit facility. In addition, the revolving credit facility has a $350 million accordion feature. The balance of the preferred equity commitment for the EPIC Crude pipeline was $99.6 million at the end of the second quarter, up from $96.8 million in the first quarter. The increase reflects the Partnership’s decision to accrue its $3 million second quarter dividend (6.5% annual dividend rate) rather than pay in cash. As previously disclosed, during any quarter in which a dividend is accrued, the accreted value of the preferred equity will be increased by the accrued but unpaid dividend. The preferred equity is reported net of offering costs as mezzanine equity on the Partnership’s balance sheet.
Consistent Quarterly Distribution Increase
On July 25, 2019, the board of directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a second quarter cash distribution of $0.6418 per unit, a 20% increase from the second quarter 2018 and 71% above the minimum quarterly cash distribution. The second quarter distribution is payable on August 12, 2019, to unitholders of record as of August 5, 2019. On May 14, as the requirements for the conversion of all subordinated units were satisfied under the Partnership agreement, all subordinated units converted to common units in accordance with the First Amended and Restated Limited Partnership Agreement of Noble Midstream and now participate on terms equal with all other common units in distributions of available cash.  The conversion did not impact the amount of the cash distributions paid by the Partnership or the total units outstanding.

Third Quarter 2019 and Full Year Guidance
The Partnership has lowered full-year organic net capital expectations due to year to-date progress on sustainable costs savings. At the midpoint, full-year net capital expenditures are now estimated $45 million below original plan, or 23% lower. For the third quarter of 2019, organic net capital expenditures are anticipated between $40 million and $50 million. Investments in equity investments in 2019 are still anticipated within original guidance of $570 million to $615 million, with the bulk of the remaining spend anticipated in the third quarter of 2019.

Full year 2019 Adjusted EBITDA¹ attributable to the Partnership is anticipated to be $245 million to $255 million compared to prior guidance of $245 million to $270 million. This is based on year to-date performance as well as the Partnership's updated outlook for DJ Basin third-party customer gathering volumes, fresh water delivery volumes, and contributions from equity investments. Adjusted EBITDA¹ attributable to the partnership is anticipated to increase 11% in the second half of 2019 compared to the first half of the year. This reflects higher gross gathering throughput as well as more activity in the 100% owned Colorado River DevCo. Full year 2019 DCF coverage¹ remains unchanged at 1.5x to 1.6x.
Tightened volume guidance ranges for the full-year of 2019 result in midpoint expectations which are largely unchanged for combined oil and gas gathering, produced water gathering and fresh water delivery volumes.
We anticipate continued gathering volume growth throughout this year, with the second and third quarters representing the periods with the most well connections for the Partnership. This should drive combined oil and gas gathering and sales volume up 9% in the second half of 2019 above the first half average. Produced water gathering volumes are also expected to continue to set records, growing 22% over the first half average.
Based on strong year to-date performance, full year 2019 fresh water delivery volumes are now anticipated between 145 MBw/d and 170 MBw/d compared to prior guidance of 140 MBw/d to 170 MBw/d. Updated fresh water delivery volumes reflect potential reductions in customer activity in the second half of the year, particularly during the fourth quarter of 2019. The financial impact of any decline would be mitigated by the 50 MBbl/d MVC for Wells Ranch fresh water delivery from Noble Energy.

			Guidance
	1Q19	2Q19	3Q19			2019
Gross Volumes
Oil Gathered (MBbl/d)¹	228	226	230	-	240	230	-	240
Gas Gathered (MMcf/d)	353	413	425	-	445	415	-	425
Oil and Gas Gathered (MBoe/d)¹	287	295	301	-	314	299	-	311
Produced Water Gathered (MBw/d)	142	164	175	-	185	165	-	175
Fresh Water Delivered (MBw/d)	220	179	135	-	155	145	-	170

Financials ($MM)
Net Income	$63	$53	$57	-	$66	$237	-	$247
Gross Adjusted EBITDA[2]	$91	$81	$89	-	$94	$355	-	$365
Net Adjusted EBITDA[2]	$63	$56	$59	-	$64	$245	-	$255
Distributable Cash Flow[2]	$54	$41	$44	-	$46.5	$190	-	$195
Distribution Coverage Ratio[2,3]	1.9x	1.4x	1.4x	-	1.4x	1.5x	-	1.6x

Gross Capital, Excluding Investments	$76	$57	$81	-	$91	$285	-	$315
Net Capital, Excluding Investments	$36	$29	$40	-	$50	$140	-	$160

Further details with respect to the second quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

1 Includes crude oil sales volume

2 Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, DCF, and Distribution Coverage Ratio are not financial measures calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures, see “Non-GAAP Financial Measures” below.

3 Assumes 20% annualized distribution growth

Conference Call
Noble Midstream will host a webcast and conference call today at 10:00 a.m. Central Time to discuss second quarter 2019 financial and operational results. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 0765742. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream
Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law.

Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the Partnership's customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the ability of third parties to complete construction of pipelines in which the Partnership holds equity interests on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain non-GAAP measures of financial performance that management believes are useful tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Megan Repine
Investor Relations
(832) 639-7380
megan.repine@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Colorado River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	46,047	65,289	49,340	65,910
Natural Gas Gathering Volumes (MMBtu/d)	239,429	217,202	251,297	212,551
Produced Water Gathering Volumes (Bbl/d)	11,550	20,829	12,460	18,537
Fresh Water Delivery Volumes (Bbl/d)	78,925	1,116	46,715	51,219
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$40,429	$39,236	$84,130	$91,510

San Juan River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	—	—	20,007	—
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$546	$(779)	$8,267	$(332)

Green River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	28,929	108	26,042	54
Natural Gas Gathering Volumes (MMBtu/d)	156,854	172	124,075	87
Produced Water Gathering Volumes (Bbl/d)	16,999	236	13,761	119
Fresh Water Delivery Volumes (Bbl/d)	70,543	112,379	95,359	67,437
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$23,385	$17,888	$44,999	$21,332

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	42,128	21,506	40,314	17,978
Natural Gas Gathering Volumes (MMBtu/d)	132,550	48,743	115,694	44,248
Produced Water Gathering Volumes (Bbl/d)	122,595	59,682	113,471	42,927
Gathering Revenues — Affiliate and Third Party (in thousands)	$19,229	$9,018	$36,558	$15,776

Laramie River DevCo LP
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	109,259	70,761	111,347	61,787
Natural Gas Gathering Volumes (MMBtu/d)	8,099	1,970	6,942	1,489
Produced Water Gathering Volumes (Bbl/d)	13,282	5,665	13,727	5,222
Fresh Water Delivery Volumes (Bbl/d)	29,821	46,379	37,309	45,132
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$70,212	$54,446	$124,308	$87,028

Total Gathering Systems
Crude Oil Gathering and Sales Volumes (Bbl/d) (1)	226,363	157,664	227,043	145,729
Natural Gas Gathering Volumes (MMBtu/d)	536,932	268,087	498,008	258,375
Barrels of Oil Equivalent (Boe/d)	295,200	192,034	290,890	178,854
Produced Water Gathering Volumes (Bbl/d)	164,426	86,412	153,419	66,805
Gathering Revenues (in thousands)	$135,382	$98,216	$250,121	$169,920

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	179,289	159,874	199,390	163,788
Fresh Water Delivery Revenues (in thousands)	$20,821	$22,175	$52,217	$46,361

(1)	Includes crude oil gathering volumes as well as crude oil that is sold to customers and transported on our gathering systems.

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$66,749	$46,871	$130,322	$89,895
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	16,851	$9,767	35,147	16,337
Fresh Water Delivery — Affiliate	18,367	19,074	45,954	39,358
Fresh Water Delivery — Third Party	2,454	3,101	6,263	7,003
Crude Oil Sales — Third Party	51,782	41,578	84,652	63,688
Other — Affiliate	766	979	1,602	1,934
Other — Third Party	1,292	601	2,281	1,489
Total Revenues	158,261	121,971	306,221	219,704
Costs and Expenses
Cost of Crude Oil Sales	48,079	40,012	78,977	61,451
Direct Operating	27,697	18,393	55,134	35,541
Depreciation and Amortization	20,285	16,371	39,636	27,700
General and Administrative	4,838	4,980	8,861	15,422
Total Operating Expenses	100,899	79,756	182,608	140,114
Operating Income	57,362	42,215	123,613	79,590
Other Expense (Income)
Interest Expense, Net of Amount Capitalized	2,325	1,681	7,555	2,714
Investment Loss (Income)	1,748	(4,091)	(593)	(6,959)
Total Other Expense (Income)	4,073	(2,410)	6,962	(4,245)
Income Before Income Taxes	53,289	44,625	116,651	83,835
State Income Tax Provision	91	183	198	257
Net Income	53,198	44,442	116,453	83,578
Less: Net Income Attributable to Noncontrolling Interests	16,789	7,858	36,485	7,633
Net Income Attributable to Noble Midstream Partners LP	36,409	36,584	79,968	75,945
Less: Net Income Attributable to Incentive Distribution Rights	4,640	1,134	8,147	1,953
Net Income Attributable to Limited Partners	$31,769	$35,450	$71,821	$73,992

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$0.79	$0.90	$1.77	$1.87
Subordinated Units	$0.84	$0.90	$1.91	$1.87

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	32,090	23,686	27,916	23,684
Subordinated Units	7,514	15,903	11,685	15,903
Total Limited Partner Units	39,604	39,589	39,601	39,587

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	32,121	23,700	27,944	23,699
Subordinated Units	7,514	15,903	11,685	15,903
Total Limited Partner Units	39,635	39,603	39,629	39,602

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and Cash Equivalents	$9,388	$10,740
Accounts Receivable — Affiliate	38,697	31,613
Accounts Receivable — Third Party	25,852	23,091
Other Current Assets	8,805	5,875
Total Current Assets	82,742	71,319
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	1,621,885	1,500,609
Less: Accumulated Depreciation and Amortization	(102,338)	(79,357)
Total Property, Plant and Equipment, Net	1,519,547	1,421,252
Intangible Assets, Net	294,184	310,202
Goodwill	109,734	109,734
Investments	487,383	82,317
Other Noncurrent Assets	4,941	3,093
Total Assets	$2,498,531	$1,997,917
LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current Liabilities
Accounts Payable — Affiliate	$534	$2,778
Accounts Payable — Trade	101,094	92,756
Other Current Liabilities	8,144	9,217
Total Current Liabilities	109,772	104,751
Long-Term Liabilities
Long-Term Debt	870,047	559,021
Asset Retirement Obligations	19,009	17,330
Other Long-Term Liabilities	1,143	582
Total Liabilities	999,971	681,684
Mezzanine Equity
Redeemable Noncontrolling Interest, Net	99,616	—
Equity
Limited Partner
Common Units (39,753 and 23,759 units outstanding, respectively)	606,575	699,866
Subordinated Units (15,903 units outstanding as of December 31, 2018)	—	(130,207)
General Partner	4,640	2,421
Total Partners’ Equity	611,215	572,080
Noncontrolling Interests	787,729	744,153
Total Equity	1,398,944	1,316,233
Total Liabilities, Mezzanine Equity and Equity	$2,498,531	$1,997,917

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
As a result of our increased investment in midstream entities during first quarter 2019, we have refined our presentation of Adjusted EBITDA to adjust for items with respect to our equity method investments. We now define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses, unit-based compensation and certain other items that we do not view as indicative of our ongoing performance. Additionally, Adjusted EBITDA reflects the adjusted earnings impact of our equity method investments by adjusting our equity earnings or losses from our equity method investments to reflect our proportionate share of the EBITDA of such equity method investments. Prior period Adjusted EBITDA has been reclassified to conform to the current period presentation.
Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
As a result of our increased investment in midstream entities during first quarter 2019, we have also refined our presentation of distributable cash flow to adjust for items with respect to our equity method investments. We now define distributable cash flow as Adjusted EBITDA plus distributions received from our equity method investments less our proportionate share of Adjusted EBITDA from such equity method investments, estimated maintenance capital expenditures and cash interest paid. Prior period distributable cash flow has been reclassified to conform to the current period presentation.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended June 30,
	2019	2018
Reconciliation from Net Income (GAAP)
Net Income (GAAP)	$53,198	$44,442
Add:
Depreciation and Amortization	20,285	16,371
Interest Expense, Net of Amount Capitalized	2,325	1,681
State Income Tax Provision	91	183
Transaction and Integration Expenses	12	1,280
Proportionate Share of Equity Method Investment EBITDA Adjustments	4,570	638
Unit-Based Compensation	466	393
Adjusted EBITDA (Non-GAAP)	80,947	64,988
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	25,326	15,691
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	55,621	49,297
Add:
Distributions from Equity Method Investments	285	1,265
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	1,459	3,574
Cash Interest Paid	7,991	4,030
Maintenance Capital Expenditures	5,815	4,772
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$40,641	$38,186
Distributions (Declared)	$30,057	$22,306
Distribution Coverage Ratio (Declared)	1.4x	1.7x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended June 30,
	2019	2018
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$88,805	$59,469
Add:
Interest Expense, Net of Amount Capitalized	2,325	1,681
Changes in Operating Assets and Liabilities	(11,041)	228
Transaction and Integration Expenses	12	1,280
Equity Method Investment EBITDA Adjustments	1,174	2,309
Other Adjustments	(328)	21
Adjusted EBITDA (Non-GAAP)	80,947	64,988
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	25,326	15,691
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	55,621	49,297
Add:
Distributions from Equity Method Investments	285	1,265
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	1,459	3,574
Cash Interest Paid	7,991	4,030
Maintenance Capital Expenditures	5,815	4,772
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$40,641	$38,186
Distributions (Declared)	$30,057	$22,306
Distribution Coverage Ratio (Declared)	1.4x	1.7x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2019 GAAP Guidance to 2019 Non-GAAP Guidance
(in millions, unaudited)

	2019 Guidance
	3Q19	Full Year
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income (GAAP)	$57- $66	$237 - $247
Add:
Depreciation and Amortization	21	83
Interest Expense, Net of Amount Capitalized	4	17
Unit-Based Compensation and Other	0.7	2.5
Transaction Expenses	—	—
Income Tax Provision (Benefit)	0	0.4
Proportionate Share of Equity Method Investment EBITDA Adjustments	4.6	15
Adjusted EBITDA (Non-GAAP)	$89 - $94	$355 - $365
Adjusted EBITDA Attributable to Noncontrolling Interests	30	110
Adjusted EBITDA Attributable to Noble Midstream Partners LP	$59 - $64	$245 - $255
Plus:
Distributions from Equity Method Investments	2	11-12
Less:
Proportionate Share of Equity Method Investment Adjusted EBITDA	1-5	7-15
Maintenance Capital Expenditures and Cash Interest Paid	14.5- 16	57-59
Distributable Cash Flow of Noble Midstream Partners LP	$44 - $46.5	$190 - $195
Distribution Coverage Ratio	1.4x	1.5x - 1.6x